SEC FILE NUMBER


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  CUSIP NUMBER
                                Common 45945E 102
                               Warrant 45950T 119

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One):   |X| Form 10-K     |_| Form 20-F    |_| Form 10-Q   |_| Form N-SAR

                     For Period Ended:  December 31, 1996
                                      --------------------
                     [ ] Transition Report on Form 10-K
                     [ ] Transition Report on Form 20-F
                     [ ] Transition Report on Form 11-K
                     [ ] Transition Report on Form 10-Q
                     [ ] Transition Report on Form N-SAR
                     For the Transition Period Ended:
                                                     ---------------------------

                  Read Instructions (on back page) Before Preparing Form. Please Print or Type Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

International FiberCom, Inc.
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Full Name of Registrant


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Former Name if Applicable

3615 South 28th Street
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Address of Principal Executive Office (Street and Number)

Phoenix, Arizona 85040
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the Subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
         (b) the subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
         (c) the accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

(Attach Extra Sheets if Needed)

PART IV -- OTHER INFORMATION

(1) Name  and  telephone   number  of  person  to  contact  in  regard  to  this
    notification


 Joseph P. Kealy                   602                     941-1900
-----------------------      ---------------      ---------------------------
     (Name)                    (Area Code)            (Telephone Number)


(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter that the registrant was required to file such report(s) been filed? If the answer is
    no, identify report(s).                                       |X|Yes |_| No
    ----------------------------------------------------------------------------
(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 |_| Yes |X| No

    If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                          International FiberCom, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date  March 31, 1997                               By    /s/ Joseph P. Kealy
    ---------------------------------------------    -----------------------
                                                            Joseph P. Kealy

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing this form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

         Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

                          INTERNATIONAL FIBERCOM, INC.

                                  ATTACHMENT TO
                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING
                        FOR ANNUAL REPORT ON FORM 10-KSB
                     FOR THE PERIOD ENDING DECEMBER 31, 1996


CUSIP NO:    Common Stock      45945E 102
             Warrant           45950T 119

PART III - NARRATIVE

         The last day for the Company to timely file its Form 10-KSB for the fiscal year ended December 31, 1996 (the "Form 10-KSB"), without filing a Form 12b-25, was March 31, 1997.

         On February 15, 1997, the Company acquired Concepts in Communications, Inc., a Tennessee corporation ("Concepts"). The primary reason for this acquisition was to obtain Concepts' experience and expertise in systems integration services, as well as to add its customer base in Tennessee. The Form 10-KSB for the period ended December 31, 1996 will contain the first consolidated audited financial report of the Company which includes Concepts' financial results. The filing of the Form 10-KSB has been unavoidably delayed because of the relatively short time since the closing of the acquisition and the work required to combine the financial results of Concepts with those of the Company.

         The Company believes that the audit of its financial statements will be finalized prior to April 15, 1997. The Company will file its Form 10-KSB with the Securities and Exchange Commission no later than April 15, 1997, as determined by Rule 12b-25(b)(2)(ii) under the Securities Exchange Act of 1934, as amended.